CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Dividend
Indiana, Pa. - July 19, 2022 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, approved a $0.30 per share cash dividend on July 18, 2022. This is an increase of $0.02, or 7.1 percent, compared to a common stock dividend of $0.28 per share declared in the same period in the prior year. The annualized yield using the July 18, 2022 closing price of $27.94 is 4.3 percent. The dividend is payable August 18, 2022 to shareholders of record on August 4, 2022.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.4 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank was established in 1902 and operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. S&T Bank was recently named by Forbes as a 2022 Best-in-State Bank. S&T Bank also received the highest ranking in customer satisfaction for retail banking in the Pennsylvania region by J.D. Power. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram, and LinkedIn.